Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation

New York, New York

We hereby consent to the use in the Registration Statement, dated October 11, 2013, of our report dated August 21, 2013, except for Note 16 which is dated October 11, 2013, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in the Registration Statement.

We also consent to the use of our report dated August 21, 2013, relating to the information contained under Senior Securities on Page 100 of this Registration Statement, which is contained as Exhibit (n) (2) to the Registration Statement.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

October 11, 2013